Exhibit 99.1

PORTOLA PACKAGING REPORTS FIRST QUARTER RESULTS

     SAN JOSE, CA—December 21, 2004 — Portola Packaging, Inc. today reported results for its first quarter of fiscal year 2005, ended November 30, 2004. Sales were $62.8 million compared to $59.8 million for the same quarter of the prior year. Portola had operating income of $1.7 million for the first quarter of fiscal year 2005, compared to operating income of $2.1 million for the first quarter of fiscal year 2004. Foreign exchange gain for the first quarter of fiscal 2005 totaled $2.0 million as compared to a gain of $1.3 million for the same period in fiscal 2004. Portola reported a net loss of $1.6 million for the first quarter of fiscal year 2005 compared to a net loss of $1.0 million for the same period of fiscal year 2004.

     The increase in net loss of $0.6 million is primarily attributed to delays in passing resin increases to customers, competitive pressures in the US and UK markets in fiscal year 2004 that adversely affected first quarter fiscal year 2005 prices, as well as higher interest expense. This was partially offset by increased sales volume in Canada, lower selling, general, administrative and research and development costs as well as a higher gain on foreign exchange.

     EBITDA(a), (c) decreased $0.2 million to $7.7 million in the first quarter of fiscal year 2005 compared to $7.9 million in the first quarter of fiscal year 2004. Adjusted EBITDA(b), (c), which excludes the effect of restructuring charges, (gains) losses on sale of assets, one-time relocation costs, and warrant interest (income) expense, decreased to $7.8 million in the first quarter of fiscal 2005 compared to $8.2 million in the first quarter of fiscal 2004.

CONFERENCE CALL:

     Portola Packaging, Inc. executives will hold a conference call to discuss the first quarter of fiscal 2005 results. The conference call is scheduled for December 22, 2004 at 10:00 A.M. Pacific Standard Time. The United States Dial-In Number is 877-209-0397. The International Dial-In Number is 612-332-0923. This press release and any additional financial and operating information, if any, will be available under the “in the news” section on the Company’s web site at www.portpack.com.

ABOUT PORTOLA PACKAGING, INC:

     Portola Packaging is a leading designer, manufacturer and marketer of tamper evident plastic closures used in dairy, fruit juice, bottled water, sports drinks, institutional food products and other non-carbonated beverage products. The Company also produces a wide variety of plastic bottles for use in the dairy, water and juice industries, including various high density bottles, as well as five-gallon polycarbonate water bottles. In addition, the Company designs, manufactures and markets capping equipment for use in high speed bottling, filling and packaging production lines. The Company is also engaged in the manufacture and sale of tooling and molds used in the blow molding industry. For more information about Portola Packaging, visit the Company’s web site at www.portpack.com.

ABOUT PORTOLA TECH INTERNATIONAL:

     Portola Tech International (“PTI”) is a leading manufacturer and marketer of plastic packaging components to the cosmetic, fragrance and toiletries industry. PTI’s capabilities include injection and compression molding, thermal and ultraviolet metallizing, ultraviolet one coat spray technologies, silk screening, hot stamping, lining and multiple component assembly. In addition to offering the largest stock line of closures in the industry, with over 450 styles and sizes, PTI has a complementary line of heavy wall PETG and polypropylene jars. For more information about PTI, visit PTI’s web site at www.techindustries.com.

FOR ADDITIONAL INFORMATION CONTACT:

Jack L. Watts	Portola Packaging, Inc.
Chairman and Chief Executive Officer	898A Faulstich Court
(408) 573-2345	San Jose, CA 95112
Web Site: www.portpack.com

James A. Taylor	Phone: (408) 573-2000
President and Chief Operating Officer	(800) 767-8652
(408) 573-2074	Fax: (408) 452-0122
Email: Info@mail.portpack.com
Michael T. Morefield
Senior Vice President and Chief Financial Officer
(630) 406-8440

PORTOLA PACKAGING, INC.

Financial Results
(in millions)

	Q1 05	Q1 04
Sales	$62.8	$59.8
Cost of sales	53.3	47.9

Gross profit	9.5	11.9
Gross profit % (d)	15.1%	19.9%
SG&A, R&D and amortization	7.7	9.5
Restructuring	0.1	0.3

Operating income	1.7	2.1
Interest expense	4.1	3.4
Amortization of debt issuance costs	0.4	0.4
Foreign exchange gain	(2.0)	(1.3)
Other expense, net	(0.1)	(0.2)

Loss before income taxes	(0.7)	(0.2)
Income tax expense	0.9	0.8

Net loss	(1.6)	(1.0)

Add:
Interest expense	4.1	3.4
Income tax expense	0.9	0.8
Depreciation expense	3.6	4.0
Amortization of intangibles	0.3	0.3
Amortization of debt issuance costs	0.4	0.4

EBITDA (a), (c)	7.7	7.9
EBITDA % (a), (c) (d)	12.3%	13.2%

Adjustments to EBITDA (b), (c):
Restructuring	0.1	0.3
One-time relocation costs	—	0.1
Other	—	(0.1)

Adjusted EBITDA (b), (c)	7.8	8.2
Adjusted EBITDA % (b), (c) (d)	12.4%	13.7%

	November 30, 2004	August 31, 2004
Current assets	$64.2	$67.6
Property, plant and equipment, net	79.3	78.7
Other assets	42.9	42.9

Total assets	186.4	189.2

Current liabilities	36.5	34.7
Revolver debt	15.5	19.4
Senior notes	180.0	180.0
Other liabilities	1.5	1.5

Total liabilities	233.5	235.6
Other equity	5.9	4.9
Accumulated deficit	(53.0)	(51.3)

Total equity	(47.1)	(46.4)

Total liabilities and shareholders’ equity (deficit)	$186.4	$189.2

(a)	EBITDA represents, for any relevant period, income (loss) before income taxes, depreciation of property, plant and equipment, interest expense (including amortization of debt issuance costs) and amortization of intangible assets.

(b)	Adjusted EBITDA represents, for any relevant period, income (loss) before income taxes, depreciation of property, plant and equipment, net interest expense, amortization of debt issuance costs, amortization of intangible assets, impairment of intangible assets, restructuring costs, and gains and losses on sale of assets. Adjusted EBITDA for the first quarter of fiscal year 2005 excludes restructuring charges of $0.1.

(c)	EBITDA and Adjusted EBITDA are not intended to represent and should not be considered more meaningful than, or an alternative to, net income (loss), cash flow or other measures of performance in accordance with generally accepted accounting principles. EBITDA and Adjusted EBITDA data are included because the Company understands that such information is used by certain investors as one measure of an issuer’s historical ability to service debt and because certain restrictive covenants in the Indenture are based on a term very similar to the Company’s Adjusted EBITDA.

(d)	Percentages are calculated as a percent of sales.